Exhibit 10.2

McDermott Recognition Program Award Agreement

Dear [NAME]:

As you know, McDermott International, Inc. (together with its subsidiaries, “McDermott”) and Chicago Bridge & Iron Company, N.V. (“CBI”) have entered into an Business Combination Agreement, dated as of December 18, 2017 (as such may be amended from time to time, the “BCA”), pursuant to which McDermott and CB&I have agreed to combine their businesses (the “Proposed Combination”).

As a valued McDermott employee, McDermott hereby grants you a special cash incentive award (the “Award”) to recognize your contributions to date and reward your continued service during the critical period before and after the Proposed Combination. The Award is subject to the terms and conditions as set forth in this McDermott Recognition Program Award Agreement (the “Agreement”). This Agreement shall be subject to McDermott’s Clawback Policy, which is incorporated herein by reference.

Your aggregate Award is $[●]. The Award will be paid in cash on the dates referenced below, in each case (except as provided below) subject to your continued employment with McDermott or one of its subsidiaries through each applicable date referenced below:

•	The First Payment Date: 50% of the Award will be paid within fifteen days following the date of the closing of the Proposed Combination (“Closing Date”);

•	The Second Payment Date: 50% of the Award will be paid, if at all, within fifteen days following the one-year anniversary of the Closing Date, provided that $62.5 million in cost synergies relating to the Proposed Combination have been achieved for any fiscal quarter ending after the Closing Date through the one-year anniversary of the Closing Date, as independently verified by the Company’s Internal Audit department (the “Synergies Target”). If the Synergies Target has not been met as of the one-year anniversary of the Closing Date, then no payment will be made as of the Second Payment Date and any unpaid portion of the Award will be forfeited.

The Award will be subject to applicable taxes and withholding required by law. The Award is subject to the following additional terms and conditions:

•	In the event your employment is involuntarily terminated by McDermott by reason of a Reduction in Force on or after the Closing Date, you will receive a prorated portion of any amount of the Award that remains unpaid as of the date of your termination, to be paid, if at all, on the Second Payment Date contingent on the achievement of the Synergies Target, with such proration based on the number of days you worked from the Closing Date through the date of your termination divided by 365.

•	For purposes of this Agreement, a “Reduction in Force” shall mean a termination of employment with the Company due to elimination of a previously required position or previously required services, or due to the consolidation of departments, abandonment of facilities or offices, technological change or declining business activities, where such termination is intended to be permanent; or under other circumstances which the Committee, in accordance with standards uniformly applied with respect to similarly situated employees, designates as a reduction in force.

•	In the event of your death or Disability on or after the Closing Date, you (or your estate or legal representative) will receive any amount of the Award that remains unpaid as of the date of your death or Disability, to be paid within 30 days following such date.

•	For purposes of this Agreement, “Disability” shall have the meaning assigned to such term in the 2016 McDermott International, Inc. Long-Term Incentive Plan, provided that such disability also constitutes a “disability” within the meaning of Section 409A of the Internal Revenue Code, as amended (“Section 409A”).

•	In the event you voluntarily terminate your employment with McDermott for any reason, or are involuntarily terminated by McDermott for cause, you will forfeit any amount of the Award that remains unpaid as of the date of your termination.

•	This Award will not be treated as salary or be taken into account for purposes of determining any other compensation or benefits that may be provided to you, including any severance benefits.

•	This Agreement is between you and McDermott. You hereby agree that you will keep the terms of this Agreement confidential, and will not, except as required by law, disclose such terms to any person other than your immediate family or legal or financial advisers (who also must keep the terms of this Agreement confidential).

•	Notwithstanding the foregoing, this Agreement will be null and void and of no further force or effect if the BCA is terminated prior to the closing of the Proposed Combination.

•	This Agreement is intended to be in compliance with Section 409A, and will be construed and interpreted accordingly.

We thank you for your dedicated service and look forward to your continued service during this exciting time.

Very truly yours,

MCDERMOTT

By:
Name:
Title:

Acknowledged and accepted:

[NAME]

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